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                                                      Exhibit 10.30


Maxwell Technologies, Inc.

Executive Bonus Plan

FY99





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Objective

- To drive the maximization of company-wide growth, financial performance and shareholder value.







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Eligibility

-  The CEO recommends participants and their participation levels (ie:
   Target Bonus)

- Participants must be actively employed on the last day of the performance period to be eligible for any award.

- Participants who do not complete a full plan year will have pro-rated eligibility.








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Bonus Opportunity

- The bonus opportunity is based on a participant's assigned target, and expressed as a percent of base salary at the time of the payout.

- Participants will have targets that vary from 20% to 50% of base salary as set by the CEO.








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Bonus Calculation

-  Two weighted factors; Sales and EPS
   Up to 100% Target

   - 50% Sales
   - 50% EPS

-   Above 100%

   - 1/3 Sales
   - 2/3 EPS







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Bonus Calculation

-  EPS is calculated after Profit Sharing payments and Bonus expense.

- The exact percentage for each participant is determined by the CEO and is based on each individual's goal achievement and leadership performance.








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Bonus Calculation

-  Minimum requirement of $135M revenue and $.96 EPS

- Between minimum level and formula threshold, target bonus would be discretionary in the 25% to 75% range.

   Revenues EPS   Target    Bonus Factor
   -----------    -----     ------------
   135            0.96       25.00%
   145            1.01       50.00%
   150            1.05      100.00%
   165            1.19      162.00%
   175            1.27      200.00%

   * Appropriate adjustments to the bonus plan will be made for extraordinary events.






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Timing and Form of Bonus Payment

- The bonus will be paid to participants in cash, following the year end results.

-  $ 0.96 EPS must be achieved for any payout to occur.